June 27, 2023
Personal and Confidential
BY ELECTRONIC DELIVERY
Tyson Murdock
tmurdock@healthequity.com
Dear Tyson:
This letter follows our prior discussions regarding your transition from employment with HealthEquity, Inc. (together with each of its subsidiaries, the “Company”). Capitalized terms not otherwise defined herein will have the meanings and otherwise be construed in accordance with the terms of that certain Employment Agreement, dated as of June 25, 2020, by and between you and the Company (the “Employment Agreement”).
Retention Bonus
Consistent with our prior discussions, you will no longer serve as Chief Financial Officer following the filing of the Company’s quarterly report on Form 10-Q for the fiscal quarter ending July 31, 2023 (the date of such filing, the “Filing Date”). It is anticipated the Filing Date will occur on or around September 5, 2023. Subject to the conditions of this letter and your continued, full-time employment with the Company in good standing during the period between the date of this letter and the Filing Date (the “Transition Period”), including, without limitation, your full and good faith cooperation with the preparation and filing of the Form 10-Q, the Company will pay you a one-time retention bonus equal to the gross amount of $100,000.00 (the “Retention Bonus”), in a lump sum cash payment on the first regularly scheduled payroll date of the Company following the Filing Date, less all applicable legally required deductions and tax withholdings as well as any other voluntary deductions and withholdings authorized by you.
Other Terms
In consideration of the Retention Bonus opportunity, you acknowledge and agree that you have no basis to make any claim of Good Reason under the Employment Agreement or otherwise relating to any alleged diminution of your title, duties, or responsibilities occurring before or during the Transition Period on account of the announcement that a new Chief Financial Officer will be appointed after the Transition Period or otherwise. For the avoidance of doubt, nothing in this letter reflects or may be construed as the Company’s admission that any circumstances have provided or will provide you with Good Reason.
Upon the conclusion of the Transition Period, your employment with the Company will terminate unless you and the Company mutually agree on the terms and conditions for you to serve as a Special Advisor to the Chief Executive Officer for a limited transitionary period beginning on the Filing Date and ending not later than November 30, 2023 (the “Advisor Period”), in which case, your employment will terminate upon the conclusion of such Advisor Period. Although your receipt of the Retention Bonus is expressly conditioned on your continuing employment in good standing during the Transition Period, it is not conditioned on your service during the Advisor Period. Therefore, the payment date for the Retention Bonus, if earned, will not be altered by your decision to serve during the Advisor Period.
Absent any intervening acts or omissions by you constituting Cause, the Company’s termination of your employment upon the conclusion of the Transition Period or the Advisor Period, as applicable, will be without Cause in accordance with Section 8(d) of the Employment Agreement. Your continued service as Chief Financial Officer during the Transition Period and/or as a Special Advisor during the Advisor

Period will not alter the nature of the Company’s termination of your employment for the purposes of any Severance Benefits due in connection with a termination without Cause in accordance with and subject to the terms of the Employment Agreement.
If you accept the terms of this letter and your employment is terminated by the Company without Cause prior to the Filing Date pursuant to Section 8(d) of the Employment Agreement, you will remain eligible to receive the Retention Bonus on the first regularly scheduled payroll date of the Company next following the effective date of the Release of Claims required under Section 8(g) of the Employment Agreement, which Release of Claims, for the avoidance of doubt, is hereby made a condition of your receipt of the Retention Bonus in the event of a termination without Cause prior to the Filing Date. Such amount will be payable to you in addition to any Severance Benefits otherwise due under the Employment Agreement.
If you resign from employment with the Company for any reason prior to the Filing Date, you will immediately and irrevocably forfeit the Retention Bonus. For the avoidance of doubt, the Retention Bonus will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company under the Employment Agreement and will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement, unless such plan or arrangement expressly provides otherwise.
Except as set forth in this letter, the Employment Agreement will continue in full force and effect pursuant to its terms until or unless amended or terminated in accordance with its terms. This letter and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by the general provisions of the Employment Agreement, including, without limitation, Section 20 thereof, mutatis mutandis. This letter agreement constitutes the entire agreement between the Company and you with respect to the Retention Bonus and supersedes all prior agreements, oral or in writing, between the Company and you with respect to any retention bonus.
[Signature Pages Follows.]

To accept the Retention Bonus opportunity described in this letter, please acknowledge your agreement and acceptance of the terms of this letter by signing below and returning the original copy to me as soon as possible but no later than July 3, 2023.
Sincerely,

/s/ Jon Kessler
Name: Jon Kessler
Title: Chief Executive Officer

Agreed and Accepted:

/s/ Tyson Murdock
Tyson Murdock

Date: June 30, 2023

[Signature Page to Murdock Retention Bonus Letter]